EXHIBIT 23.1
I. CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Board of Directors
Oriental Financial Group Inc.:
We consent to the incorporation by reference in the registration statements (No. 333-102696, No. 333-57052, No. 333-84473, and No. 333-147727) on Forms S-8 of Oriental Financial Group Inc. (the “Group”) of our reports dated March 11, 2010, with respect to the consolidated statements of financial condition of Oriental Financial Group Inc. as of December 31, 2009 and 2008 and the related consolidated statements of operations, changes in stockholders’ equity, comprehensive income (loss) and cash flows for each of the years in the three-year period ended December 31, 2009, management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2009, which reports appear in the December 31, 2009 annual report on Form 10-K of Oriental Financial Group Inc.
Effective April 1, 2009, the Group changed its method of evaluating other-than-temporary impairments of debt securities and for estimating fair value when the volume and level of activity for the asset or liability have significantly decreased and identifying transactions that are not orderly. Also, effective January 1, 2009, the Group adopted the fair value measurement method for subsequent measurement of servicing rights.
/s/ KPMG LLP
San Juan, Puerto Rico
March 11, 2010
Stamp No. 2446618 of the Puerto Rico Society
of Certified Public Accountants
was affixed to the record copy of this report